UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2013

LAS VEGAS RAILWAY EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54648 (Commission File Number)	56-2646797 (I.R.S. Employer Identification No.)

6650 Via Austi Parkway, Suite 170 Las Vegas, NV 89119 (Address of principal executive offices) (zip code)

702-583-6715 (Registrant’s telephone number, including area code)

Copies to: Gregory Sichenzia, Esq. Jeff Cahlon, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, NY 10006 Telephone: (212) 930-9700 Fax: (212) 930-9725 Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
Arrangements of Certain Officers.

On May 1, 2013, George Rebensdorf was elected to the board of directors of Las Vegas Railway Express, Inc.

Mr. Rebensdorf, 58, is a finance and M&A professional with over 25 years of experience in all phases of industry, both domestically and internationally. He has worked with financial and investment banking firms of all sizes and has participated in over 50 merger and acquisition transactions valued at over $1.2 billion. He has served as an advisor in public and private financings valued at over $1.8 billion, with concentrated transaction experience in the small cap and micro cap industries. He has served on the Board of Directors of numerous public and private companies which he or his investors have invested in. Mr. Rebensdorf is highly experienced with corporate and SEC compliance standards. He graduated magna cum laude from Arizona State University, and holds a Juris Doctor degree from Creighton University School of Law. Since July 1996, Mr. Rebensdorf has been President of The Rebensdorf Group, Inc. (“TRGI”), a boutique investment banking and consulting firm dealing primarily with emerging growth companies. TRGI’s clients included companies of all sizes and in all stages of development. TRGI has advised numerous companies from start-up phases through the IPO process. Finance projects have ranged from $1 million to $140 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAS VEGAS RAILWAY EXPRESS, INC.

Date: May 8, 2013	By:	/s/ Michael Barron
Name: Michael Barron
Title: Chief Executive Officer